Exhibit 4.4

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”), effective as of May 23rd, 2022 (the “Effective Date”), is entered into by and between Bubblr, Inc. (the “Company”), Bubblr Limited (the “Borrower”) and Stephen Morris (the “Lender”).

RECITALS

WHEREAS, this Amendment is being entered into with reference to that certain Loan Agreement dated January 10, 2016, which currently has a principal balance of £316,534.96 (the “Loan”) at zero percent interest issued by the Borrower in favor of the Lender;

WHEREAS, the parties desire to amend the Loan to include an installment payment in favor of Lender and to provide for a Maturity Date for the Loan;

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein contained, $10 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms used herein without other definition shall have the respective meanings herein assigned to such terms in the Loan.

Section 2. Maturity Date.

The Loan is currently due on demand from Lender. The Loan shall be amended such that the principal amount of the Loan shall be due and payable by Borrower to Lender on the earlier of (i) the completion of an offering by Bubblr, Inc., the Borrower’s shareholder, in the amount of no less than $7,500,000 in a public offering, or (ii) two years from the date of this Amendment (the “Maturity Date”).

Section 3. Installment Payment.

On a date no later than five (5) business days from the date the Company completes a bridge financing of no less than $1.5 million USD, the Lender shall pay to Lender an amount equal to £115,000 GBP as an installment payment on the principal of the Loan, and the balance of the principal of the Loan shall be paid at the Maturity Date.

Section 4. Effectiveness of Amendment.

The amendment provided in this Amendment shall be conditioned upon, and this Amendment shall not be effective until the execution and delivery of counterparts hereof by the parties hereto.

Section 5. Miscellaneous.

5.1. Notes Ratified. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Holder under the Loan; or be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect.

5.2. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

Bubblr, Inc. (the Company)

By:	/s/ Steven Saunders
Name:	Steven Saunders

Title:	CEO
Bubblr Limited (the Borrower)

By:	/s/ Stephen Morris
Name:	Stephen Morris

Title:	CTO
Stephen Morris (the Lender)